EXHIBIT 23.3



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (Registration No. 333-117115) of Access Integrated Technologies, Inc. and subsidiaries of our report dated June 10, 2005 on our audit of the consolidated financial statements of Access Integrated Technologies, Inc. and subsidiaries as of March 31, 2005 and for the year then ended included in the Annual Report on Form 10-K for the year ended March 31, 2005. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.



/s/Eisner LLP
Florham Park, New Jersey
July 26, 2005